EXHIBIT 10.3

SECOND AMENDMENT TO THE
RESOLUTE FOREST PRODUCTS EQUITY INCENTIVE PLAN
The Resolute Forest Products Equity Incentive Plan (the “Plan”) as established by Resolute Forest Products Inc. (the “Company”), is hereby amended as follows, pursuant to a resolution adopted by the Board of Directors of the Company on October 31, 2017 and the authority retained in Section 9 of the Plan.
1.    The heading of Section 7.2 of the Plan shall be amended to read as “Minimum Vesting.”
2.    Section 7.2 of the Plan shall be amended by adding the following at the end thereof to read as follows:
“Notwithstanding the foregoing, effective for Awards granted on and after October 30, 2017, if the right to become vested in a Full Value Award of restricted stock units is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives (whether or not related to Performance Measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than three years, or ratably (whether monthly, quarterly, annual or otherwise) over not less than a three-year period.”
3.    This amendment is effective on the date on which it was approved by the Board of Directors, and shall apply to all Awards made on or after such date. Except as otherwise provided herein, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by a duly authorized officer this 1st day of November, 2017.
RESOLUTE FOREST PRODUCTS INC.

By: __________________________________
    Richard Garneau
    President and Chief Executive Officer